Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
THIRD QUARTER RESULTS FOR FISCAL 2007
LAUREL, Miss. (August 28, 2007) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2007.
     Net sales for the third quarter of fiscal 2007 were $394.8 million compared with $281.0 million for the same period a year ago. For the quarter, the Company reported net income of $30.7 million, or $1.51 per diluted share, compared with $3.3 million, or $0.16 per diluted share, for the third quarter of fiscal 2006.
     Net sales for the first nine months of fiscal 2007 were $1,047.9 million compared with $756.3 million for the first nine months of fiscal 2006. Net income for the first nine months of fiscal 2007 totaled $54.8 million, or $2.70 per diluted share, compared with a net loss of $22.0 million, or $1.09 per diluted share, for the first nine months of last year.
     “Our performance during the third quarter of fiscal 2007 reflects improved market conditions compared to the same quarter last year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for all poultry products were higher during the quarter than the prices we experienced during the third quarter of last year, and allowed the Company to more than offset the significantly higher feed grain prices we experienced during the quarter.”
     According to Sanderson, as measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 16.9 percent in the Company’s third fiscal quarter compared with the same period in 2006, and were higher by 8.6 percent for the first nine months of the fiscal year compared with the year-earlier period. Boneless breast meat prices during the quarter averaged 24.0 percent higher than the prior-year period, and averaged 28.3 percent higher for the first nine months of the year compared with the prior year. Jumbo wing prices averaged $1.09 per pound through the first nine months of the fiscal year, up 41.6 percent from the average of $0.77 per pound for the first nine months of fiscal 2006. The average market price for bulk leg quarters increased approximately 49.5 percent for the quarter and 58.1 percent for the nine-month period in fiscal 2007 compared with the same periods last year. At the same time, prices for corn and soybean meal, the Company’s primary feed ingredients, increased 68.4 percent and 12.7 percent, respectively, compared with the third quarter a year ago.

Sanderson Farms Reports Third Quarter 2007 Results

August 28, 2007
     “We are pleased to report the progress at our new facility in Waco, Texas,” added Sanderson. “We began processing at the facility on August 6, 2007, and the plant is expected to reach full production of 1.25 million head of chickens per week for the big bird deboning market during the summer of 2008. The plant was completed on schedule and within budget. The additional production at Waco will allow the Company to capitalize on new market opportunities and continue its pattern of growth through 2009.”
     “We are obviously pleased that market conditions have allowed the Company to offset the significant increases in our costs for corn and soybean meal, our primary feed ingredients. Our grain costs for fiscal 2007 will be approximately $124.7 million higher than they were in fiscal 2006, but favorable chicken market conditions have allowed the Company to offset those costs and return to profitability. Looking ahead, we expect the market for both corn and soybean meal to remain high and volatile into fiscal 2008,” Sanderson concluded.
     Sanderson Farms will hold a conference call to discuss this press release today, August 28, 2007, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 4, 2007. Those without internet access or who prefer to listen via telephone may call 800-811-0667, access code 4035844.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2006 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2007.
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Sanderson Farms Reports Third Quarter 2007 Results

August 28, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Net sales	$394,753	$280,976	$1,047,935	$756,261
Costs and expenses:
Cost of sales	329,315	265,732	916,752	753,766
Selling, general and administrative	18,058	12,236	43,513	39,987

	347,373	277,968	960,265	793,753

Operating income (loss)	47,380	3,008	87,670	(37,492)
Other income (expense):
Interest income	86	42	193	191
Interest expense	(1,139)	(1,089)	(3,625)	(1,725)
Other	13	36	24	90

	(1,040)	(1,011)	(3,408)	(1,444)

Income (loss) before income taxes	46,340	1,997	84,262	(38,936)
Income tax expense (benefit)	15,660	(1,292)	29,500	(16,970)

Net income (loss)	$30,680	$3,289	$54,762	$(21,966)

Basic earnings (loss) per share	$1.52	$0.16	$2.72	$(1.09)

Diluted earnings (loss) per share	$1.51	$0.16	$2.70	$(1.09)

Dividends per share	$0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding:
Basic	20,137	20,067	20,120	20,066

Diluted	20,366	20,151	20,271	20,066

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Sanderson Farms Reports Third Quarter 2007 Results

August 28, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,697	$7,396
Accounts receivable, net	52,128	40,930
Refundable income taxes	0	14,402
Inventories	134,980	96,490
Prepaid expenses	15,496	13,179

Total Current Assets	220,301	172,397
Property, plant and equipment	660,023	573,422
Less accumulated depreciation	(279,054)	(263,112)

	380,969	310,310
Other assets	2,113	2,360

Total assets	$603,383	$485,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,269	$31,514
Accrued Expenses	32,138	23,567
Current maturities of long-term debt	440	4,433

Total current liabilities	83,847	59,514
Long-term debt, less current maturities	121,933	77,078
Claims payable	3,200	3,200
Deferred income taxes	14,710	16,935
Stockholders’ equity	379,693	328,340

Total liabilities and stockholders’ equity	$603,383	$485,067

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